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                      AMENDED AND RESTATED CREDIT AGREEMENT

                           dated as of June 18, 1998,

                                  by and among

                              KINDER MORGAN, INC.,

                                  as Borrower,

                         the Lenders referred to herein,

                                       and

                           FIRST UNION NATIONAL BANK,
                             as Administrative Agent



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



                                TABLE OF CONTENTS


                                                                            PAGE

ARTICLE I  DEFINITIONS.........................................................1
   SECTION 1.1.  Definitions...................................................1
   SECTION 1.2.  General......................................................15
   SECTION 1.3.  Other Definitions and Provisions.............................16

ARTICLE II  REVOLVING CREDIT FACILITY.........................................16
   SECTION 2.1.  Revolving Credit Loans.......................................16
   SECTION 2.2.  Procedure for Advances of Revolving Credit Loans.............16
   SECTION 2.3.  Repayment of Revolving Credit Loans..........................17
   SECTION 2.4.  Revolving Credit Notes.......................................17
   SECTION 2.5.  Permanent Reduction of the Revolving Credit Commitment.......18
   SECTION 2.6.  Termination of the Revolving Credit Facility.................18
   SECTION 2.7.  Use of Proceeds..............................................18
   SECTION 2.8.  Security.....................................................18

ARTICLE III  LETTER OF CREDIT FACILITY........................................18
   SECTION 3.1.  L/C Commitment...............................................18
   SECTION 3.2.  Procedure for Issuance of Letters of Credit..................19
   SECTION 3.3.  Letter of Credit Fees and Other Charges......................19
   SECTION 3.4.  L/C Participations...........................................20
   SECTION 3.5.  Reimbursement Obligation of the Borrower.....................21
   SECTION 3.6.  Obligations Absolute.........................................21
   SECTION 3.7.  Effect of Application........................................22

ARTICLE IV  TERM LOAN FACILITY................................................22
   SECTION 4.1.  Term Loans...................................................22
   SECTION 4.2.  Procedure for Advance of Term Loans..........................22
   SECTION 4.3.  Repayment of Term Loans......................................22
   SECTION 4.4.  Optional Prepayments of Term Loans...........................22
   SECTION 4.5.  Term Notes...................................................23
   SECTION 4.6.  Use of Proceeds..............................................23
   SECTION 4.7.  Security.....................................................23

ARTICLE V  GENERAL LOAN PROVISIONS............................................23
   SECTION 5.1.  Interest.....................................................23
   SECTION 5.2.  Fees.........................................................25
   SECTION 5.3.  Notice and Manner of Conversion or Continuation of Loans.....25
   SECTION 5.4.  Mandatory Prepayments of Loans...............................26
   SECTION 5.5.  Manner of Payment............................................27
   SECTION 5.6.  Crediting of Payments and Proceeds...........................28
   SECTION 5.7.  Adjustments..................................................28
   SECTION 5.8.  Nature of Obligations of Lenders Regarding Extensions of
                 Credit; Assumption by the Administrative Agent...............28
   SECTION 5.9.  Changed Circumstances........................................29

                                       i

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   SECTION 5.10. Indemnity....................................................31
   SECTION 5.11. Capital Requirements.........................................31
   SECTION 5.12. Taxes........................................................31

ARTICLE VI  CLOSING; CONDITIONS OF CLOSING AND BORROWING......................33
   SECTION 6.1.  Closing......................................................33
   SECTION 6.2.  Conditions to Closing and Extensions of Credit...............33
   SECTION 6.3.  Conditions to All Extensions of Credit.......................36

ARTICLE VII  REPRESENTATIONS AND WARRANTIES OF THE BORROWER...................37
   SECTION 7.1.  Representations and Warranties...............................37
   SECTION 7.2.  Survival of Representations and Warranties, Etc..............43

ARTICLE VIII  FINANCIAL INFORMATION AND NOTICES...............................43
   SECTION 8.1.  Financial Statements.........................................44
   SECTION 8.2.  Compliance Certificates......................................44
   SECTION 8.3.  Other Reports................................................44
   SECTION 8.4.  Notice of Litigation and Other Matters.......................45
   SECTION 8.5.  Accuracy of Information......................................46

ARTICLE IX  AFFIRMATIVE COVENANTS.............................................46
   SECTION 9.1.  Preservation of Corporate Existence and Related Matters......46
   SECTION 9.2.  Maintenance of Property......................................46
   SECTION 9.3.  Insurance....................................................46
   SECTION 9.4.  Accounting Methods and Financial Records.....................47
   SECTION 9.5.  Payment and Performance of Obligations.......................47
   SECTION 9.6.  Compliance With Laws and Approvals...........................47
   SECTION 9.7.  Environmental Laws...........................................47
   SECTION 9.8.  Compliance with ERISA........................................47
   SECTION 9.9.  Compliance With Agreements...................................48
   SECTION 9.10. Conduct of Business..........................................48
   SECTION 9.11. Visits and Inspections.......................................48
   SECTION 9.12. Additional Collateral........................................48
   SECTION 9.13. Kinder Morgan G.P. Security Agreement........................48
   SECTION 9.14. Further Assurances...........................................49

ARTICLE X  FINANCIAL COVENANTS................................................49
   SECTION 10.1. Leverage Ratio...............................................49
   SECTION 10.2. Combined Leverage Ratio......................................49
   SECTION 10.3  Interest Coverage Ratio......................................49
   SECTION 10.4  Combined Interest Coverage Ratio.............................50

ARTICLE XI  NEGATIVE COVENANTS................................................50
   SECTION 11.1. Limitations on Debt..........................................50
   SECTION 11.2. Limitations on Liens.........................................51
   SECTION 11.3. Limitations on Loans, Advances, Investments and Acquisitions.52
   SECTION 11.4. Limitations on Mergers and Liquidation.......................53
   SECTION 11.5. Limitations on Sale of Assets................................53
   SECTION 11.6. Limitations on Dividends and Distributions...................54
   SECTION 11.7. Limitations on Exchange and Issuance of Capital Stock........54

                                       ii
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   SECTION 11.8. Transactions with Affiliates.................................55
   SECTION 11.9. Certain Accounting Changes...................................55
   SECTION 11.10. Material Amendments.........................................55
   SECTION 11.11. Operating Leases............................................55
   SECTION 11.12. Restrictive Agreements......................................55

ARTICLE XII  DEFAULT AND REMEDIES.............................................55
   SECTION 12.1. Events of Default............................................55
   SECTION 12.2. Remedies.....................................................58
   SECTION 12.3. Rights and Remedies Cumulative; Non-Waiver; etc..............59

ARTICLE XIII  THE ADMINISTRATIVE AGENT........................................59
   SECTION 13.1. Appointment..................................................59
   SECTION 13.2. Delegation of Duties.........................................59
   SECTION 13.3. Exculpatory Provisions.......................................59
   SECTION 13.4. Reliance by the Administrative Agent.........................60
   SECTION 13.5. Notice of Default............................................60
   SECTION 13.6. Non-Reliance on the Administrative Agent and Other Lenders...60
   SECTION 13.7. Indemnification..............................................61
   SECTION 13.8. The Administrative Agent in Its Individual Capacity..........61
   SECTION 13.9. Resignation of the Administrative Agent; Successor
                 Administrative Agent.........................................62

ARTICLE XIV  MISCELLANEOUS....................................................62
   SECTION 14.1. Notices......................................................62
   SECTION 14.2. Expenses; Indemnity..........................................63
   SECTION 14.3. Set-off......................................................64
   SECTION 14.4. Governing Law................................................64
   SECTION 14.5. Consent to Jurisdiction......................................64
   SECTION 14.6. Binding Arbitration; Waiver of Jury Trial....................64
   SECTION 14.7. Reversal of Payments.........................................65
   SECTION 14.8. Injunctive Relief............................................66
   SECTION 14.9. Accounting Matters...........................................66
   SECTION 14.10. Successors and Assigns; Participations......................66
   SECTION 14.11. Amendments, Waivers and Consents............................69
   SECTION 14.12. Performance of Duties.......................................70
   SECTION 14.13. All Powers Coupled with Interest............................70
   SECTION 14.14. Survival of Indemnities.....................................70
   SECTION 14.15. Titles and Captions.........................................70
   SECTION 14.16. Severability of Provisions..................................70
   SECTION 14.17. Counterparts................................................70
   SECTION 14.18. Term of Agreement...........................................71

EXHIBITS

Exhibit A            -    Form of Amended and Restated Revolving Credit Note
Exhibit B            -    Form of Term Loan Note
Exhibit C-1          -    Form of Notice of Revolving Credit Borrowing
Exhibit C-2          -    Form of Notice of Term Loan Borrowing
Exhibit C-3          -    Form of Notice of Conversion/Continuation
Exhibit D            -    Form of Notice of Prepayment
Exhibit E            -    Form of Notice of Account Designation
Exhibit F            -    Form of Officer's Compliance Certificate
Exhibit G            -    Form of Assignment and Acceptance
Exhibit H            -    Form of Amended and Restated Security Agreement


SCHEDULES

Schedule 1           -    Lenders and Commitments
Schedule 7.1(a)      -    Jurisdictions of Organization and Qualification
Schedule 7.1(b)      -    Subsidiaries and Capitalization
Schedule 7.1(e)      -    Compliance with Laws and Governmental Approvals
Schedule 7.1(h)      -    Environmental Matters
Schedule 7.1(i)      -    ERISA Plans
Schedule 7.1(l)      -    Material Contracts
Schedule 7.1(m)      -    Labor and Collective Bargaining Agreements
Schedule 7.1(s)      -    Debt and Guaranty Obligations
Schedule 7.1(t)      -    Litigation
Schedule 11.2        -    Existing Liens
Schedule 11.3        -    Existing Loans, Advances and Investments
Schedule 11.8        -    Affiliate Transactions

     AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 18th day of June, 1998, by and among KINDER MORGAN, INC., a corporation organized under the laws of Delaware (the "Borrower"), the Lenders who are or may become a party to this Agreement (the "Lenders"), and FIRST UNION NATIONAL BANK, as Administrative Agent for the Lenders.

                              STATEMENT OF PURPOSE
                              --------------------

     Pursuant to the Credit Agreement dated as of February 14, 1997 by and among the Borrower, the lenders party thereto (the "Original Lenders") and First Union National Bank (f/k/a First Union National Bank of North Carolina), as agent (the "Original Agent") as amended by the letter agreement dated August 4, 1997 from the Borrower to the Original Agent, the First Amendment to Credit Agreement dated as of September 26, 1997 among the Borrower, the Original Lenders and the Original Agent and the Second Amendment to Credit Agreement dated as of December 31, 1997 among the Borrower, the Original Lenders and the Original Agent (as so amended, the "Existing Facility"), the Original Lenders agreed to extend certain credit facilities to the Borrower. The Borrower and the Lenders now desire to amend and restate the Existing Facility in its entirety pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

                                    ARTICLE I
                                    ---------

                                   DEFINITIONS
                                   -----------

     SECTION 1.1. Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

     "Administrative Agent" means First Union in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.9.

      "Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1.

     "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be One Hundred Million Dollars ($100,000,000).

     "Agreement" means this Amended and Restated Credit Agreement, as amended, restated or otherwise modified from time to time.

     "Applicable  Law"  means  all  applicable   provisions  of   constitutions,
statutes, laws, rules, treaties, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

     "Application" means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

     "Assignment  and  Acceptance"  shall have the meaning  assigned  thereto in
Section 14.10.

     "Base Rate" means, at any time, the higher of (a) First Union's Prime Rate or (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

      "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

     "Borrower" means Kinder Morgan, Inc. in its capacity as borrower hereunder.

     "Business Day" means (a) for all purposes other than as set forth in clause
(b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

     "Capital Asset" means, with respect to any Person, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of such Person.

     "Capital Expenditures" means, with respect to any Person for any period, the aggregate cost of all Capital Assets acquired by such Person during such period, as determined in accordance with GAAP.

     "Capital Lease" means, with respect to any Person, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of such Person.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated) of such Person's equity, including all common stock and preferred stock, any limited or general partnership interest and any limited liability company membership.

     "Cash Equivalents" shall have the meaning assigned thereto in Section 11.3(b).

     "Change in Control" shall have the meaning assigned thereto in Section 12.1(h).

     "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Article VI shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent.

     "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

     "Collateral" means any collateral pledged by the Borrower, its shareholders, or any of their Subsidiaries to the Administrative Agent, for the ratable benefit of itself and the Lenders, in order to secure the Obligations or any portion thereof.

     "Combined Debt" means Debt of the Borrower and its Consolidated Subsidiaries (including Kinder Morgan G.P.), Kinder Morgan Energy and its Restricted Subsidiaries (excluding the Debt of SFPP), calculated on a combined basis in accordance with GAAP.

     "Combined Interest Expense" means Interest Expense of the Borrower and its Consolidated Subsidiaries (including Kinder Morgan G.P.), Kinder Morgan Energy and its Restricted Subsidiaries (excluding Interest Expense in respect of the Debt of SFPP), calculated on a combined basis in accordance with GAAP.

     "Commitment" means, as to any Lender, the sum of such Lender's Revolving Credit Commitment and Term Loan Commitment.

     "Consolidated" means, when used with reference to financial statements or financial statement items of any Person or Persons, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

     "Consolidated Subsidiaries" shall mean each Subsidiary of the Borrower (whether now existing or hereafter acquired or created) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP. As of the Closing Date, Kinder Morgan G.P. is the only Consolidated Subsidiary of the Borrower.

     "Credit Facilities" means the collective reference to the Revolving Credit Facility, the L/C Facility and the Term Loan Facility.

     "Custodian and Negative Pledge Agreement" means that certain Custodian and Negative Pledge Agreement executed by Kinder Morgan G.P., the Administrative Agent and First Union, in its capacity as custodian, on or prior to the Closing Date.

     "Debt" means, with respect to any Person at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (c) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business not more than ninety (90) days past due, (d) the portion of obligations of any such Person as lessee under Capital Leases that is properly classified as a liability on a balance sheet in accordance with GAAP, (e) the lesser of (i) Debt of any other Person secured by a Lien on any asset of any such Person or (ii) the fair market value of such assets subject to such Lien, (f) all Guaranty Obligations of any such Person (except those permitted by Section 11.1(f)), (g) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including without limitation any Reimbursement Obligation, and banker's acceptances issued for the account of any such Person and (h) all net obligations incurred by any such Person pursuant to Hedging Agreements.

     "Default" means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

     "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

     "EBITDA" means (without duplication), with respect to any Person for any period, the Net Income of such Person for such period determined in accordance with GAAP, increased (to the extent deducted in determining such earnings for such period) by the sum of (a) all income taxes (including state franchise taxes based upon income) of such Person paid or accrued according to GAAP for such period; (b) Interest Expense of such Person for such period; and (c) depreciation and amortization of such Person for such period determined in accordance with GAAP; provided, that if during any period such Person (the "Acquiring Person") acquires any other Person or all or substantially all of the assets of such other Person, the EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Acquiring Person in such other Person times the EBITDA of such other Person, for such period determined on a pro forma basis (which determination, in each case, may take into account adjustments for cost savings and shall be subject to the approval of the Required Lenders, not to be unreasonably withheld) may be included as EBITDA of the Acquiring Company for such period.

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

     "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

     "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

     "ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

     "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

     "Event of Default" means any of the events specified in Section 12.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

     "Excess Cash Flow" means, with respect to the Borrower and its Consolidated Subsidiaries for any period, the sum of the following for such period (a) KMI Cash Flow plus any extraordinary cash gains minus (b) the sum of (i) Interest Expense, (ii) Capital Expenditures and (iii) taxes paid or payable in cash.

     "Existing Facility" shall have the meaning assigned thereto in the Statement of Purpose.

     "Extensions of Credit" means (a) with respect to all Lenders, the aggregate principal amount of all outstanding Loans and L/C Obligations and (b) with respect to each Lender, the sum of (i) such Lender's Revolving Credit Commitment Percentage of the outstanding Revolving Credit Loans and L/C Obligations and
(ii) such Lender's Term Loan Percentage of the Term Loans.

     "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

     "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

     "Fee Letter" means the separate fee letter agreement executed by the Borrower and First Union on the Closing Date.

     "First  Union"  means  First  Union  National  Bank,  a  national   banking
association, and its successors.

     "Fiscal Quarter" means, with respect to the Borrower and its Subsidiaries, any three-month period ending on the last day of March, June, September or December.

     "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

     "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and, subject to Section 14.9, consistent with the prior financial practice of the Borrower and its Subsidiaries.

     "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Guaranty Obligation" means, with respect to any Person , without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

     "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

     "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower under this Agreement, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

     "Interest Expense" means, without duplication, with respect to any Person for any period, the aggregate amount of interest, whether expensed or capitalized, paid, accrued or scheduled to be paid during such period in respect of the Debt of such Person including (a) the interest portion of any deferred payment obligation, (b) the portion of any rental obligation in respect of Capital Leases allocable to interest expenses and (c) any non-cash interest payments or accruals of such Person, all determined in accordance with GAAP. Interest Expense shall be adjusted in a manner reasonably satisfactory to the Administrative Agent to include on a pro forma basis as of the first day of any calculation period any Interest Expense on Debt attributable to any acquisition consummated during such period and exclude on a pro forma basis as of the first day of any calculation period any Interest Expense on Debt attributable to any Subsidiary or assets sold during such period (to the extent any such Debt is discharged in connection with any such sale).

     "Interest  Period"  shall  have the  meaning  assigned  thereto  in Section
5.1(b).

     "Issuing Lender" means First Union, in its capacity as issuer of any Letter of Credit, or any successor thereto.

     "Kinder Morgan Energy" means Kinder Morgan Energy Partners, L.P., a Delaware limited partnership.

     "Kinder   Morgan  G.P."  means  Kinder   Morgan  G.P.,   Inc.,  a  Delaware
corporation.

     "KMEP Cash Flow" means (without  duplication),  for any period,  the sum of
(a) OLP "A" EBITDA for such  period,  (b) the EBITDA of OLP "B" for such period,
(c) the EBITDA of OLP "C" for such period, (d) cash distributions actually received by Kinder Morgan Energy from OLP "D" for such period in respect of its Capital Stock (but not in excess of an amount equal to the EBITDA of SFPP for the same period less the sum for such period of (i) all scheduled payments of principal in respect of Debt of SFPP not refinanced, including the principal component of any such payments in respect of Capital Leases, (ii) Interest Expense of SFPP, and (iii) without duplication the amount of all Maintenance Capital Expenditures), (e) the EBITDA of any other Wholly-Owned Restricted Subsidiary, and (f) cash distributions actually received by Kinder Morgan Energy from any other Restricted Subsidiary (other than a Wholly-Owned Restricted Subsidiary); provided, that, if during any period Kinder Morgan Energy acquires any Person or all or substantially all of the assets of any Person, the EBITDA attributable to such assets or an amount equal to the percentage of ownership of Kinder Morgan Energy in such Person times the EBITDA of such Person, for such period determined on a pro forma basis (which determination, in each case, may take into account adjustments for cost savings and shall be subject to approval of the Required Lenders, not to be unreasonably withheld) may be included as KMEP Cash Flow for such period, if on the date of such acquisition no Debt (other than Debt otherwise permitted under any credit facility restricting the Debt incurred or maintained by Kinder Morgan Energy) is incurred by reason of and giving effect to such acquisition and such Person or the entity acquiring such assets, as the case may be, is a Restricted Subsidiary.

     "KMEP Operating Subsidiaries" means OLP "A", OLP "B", OLP "C", OLP "D", and any other operating partnerships (or partnerships created or acquired to own interests in operating partnerships), hereafter established or acquired by Kinder Morgan Energy.

     "KMI Cash Flow" means (without duplication), with respect to the Borrower and its Consolidated Subsidiaries for any period, EBITDA for such period, plus all cash distributions received by the Borrower and its Consolidated Subsidiaries for such period in excess of Net Income.

     "KMI Dividend" means dividends to the shareholders of the Borrower in an amount not to exceed Seventy-Five Million Dollars ($75,000,000) a portion of which shall be paid on the Closing Date and portion of which shall be paid during 1998.

     "L/C Commitment" means One Million Dollars ($1,000,000).

     "L/C Facility" means the letter of credit facility  established pursuant to
Article III hereof.

     "L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

     "L/C Participants" means the collective reference to all the Lenders other than the Issuing Lender.

     "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 14.10.

     "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Extensions of Credit.

     "Letters of Credit" shall have the meaning assigned thereto in Section 3.1(a).

     "Leverage Ratio" means, as of any date of determination, the ratio determined in accordance with Section 10.1 as of the Fiscal Quarter ending on or most recently prior to such date of determination.

     "LIBOR" means the rate for deposits in Dollars for a period equal to the Interest Period selected which appears on the Telerate Page 3750 at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period. If, for any reason, such rate is not available, then "LIBOR" shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in the amount of $5,000,000 are being offered to leading banks at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

     "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

      LIBOR Rate =             LIBOR
                  ------------------------------
                   1.00-Eurodollar Reserve Percentage

     "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

     "Loan" means any Revolving Credit Loan or any Term Loan made to the Borrower pursuant to Articles II and IV, and all such Loans collectively as the context requires.

     "Loan Documents" means, collectively, this Agreement, the Notes, the Applications, any Hedging Agreement executed by any Lender, the Custodian and Negative Pledge Agreement, the Security Agreement and each other document, instrument and agreement executed and delivered by the Borrower, its Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated or otherwise modified.

     "LP Units" means the limited partner units of Kinder Morgan Energy.

     "Maintenance Capital Expenditures" means cash Capital Expenditures made to maintain the throughput, deliverable capacity, terminaling capacity, or fractionation capacity (assuming normal operating conditions, including down-time and maintenance) of the assets of Kinder Morgan Energy and its Restricted Subsidiaries, taken as a whole, and shall, therefore, not include cash capital expenditures made in respect of capital additions and improvements. Where cash capital expenditures are made in part to effectuate the capacity maintenance level referred to in the immediately preceding sentence and in part for other purposes, the good faith allocation thereof by Kinder Morgan G.P. between the part used to maintain such capacity level and the part used for other purposes shall be conclusive.

     "Material Adverse Effect" means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on the properties, business, operations or condition (financial or otherwise) of any such Persons taken as a whole or the ability of any such Person to perform its obligations under any Loan Document or Material Contract, in each case to which it is a party.

     "Material Contract" means (a) any contract or other agreement, written or oral, of the Borrower or any of its Consolidated Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $300,000 per annum or (b) any other contract or agreement, written or oral, of the Borrower or any of its Consolidated Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

     "Net Cash Proceeds" means, as applicable, (a) with respect to any sale or other disposition of assets, the gross cash proceeds received by the Borrower or any of its Consolidated Subsidiaries from such sale less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority as a result of such sale and any other reasonable fees and expenses incurred in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) sold, which Debt is required to be repaid in connection with such sale, (b) with respect to any offering of Capital Stock or other equity securities or issuance of Debt, the gross cash proceeds received by the Borrower or any of its Consolidated
Subsidiaries therefrom less all legal, underwriting and other reasonable fees and expenses incurred in connection therewith and (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by the Borrower or its Consolidated Subsidiaries from an insurance company or Governmental Authority net of all reasonable expenses of collection less the amount of such proceeds which the Borrower or its Consolidated Subsidiaries has or will, in a reasonably prompt manner, apply to the repair or replacement of the assets affected by such loss or proceeding .

     "Net Income" means for any Person for any period, the net income or (net loss) of such Person for such period (taken as a cumulative whole), as determined in accordance with GAAP, provided that there shall be excluded, without duplication, from such net income (to the extent otherwise included therein):

          (a) net extraordinary gains and losses (other than, in the case of losses, losses resulting from charges against net income to establish or increase reserves for potential environmental liabilities and reserves for exposure of such Person under rate cases);

          (b) net gains or losses in respect of dispositions of assets other than in the ordinary course of business;

          (c) any gains or losses attributable to write-ups or write-downs of assets; and

          (d) proceeds of any key man insurance, or any insurance on property, plant or equipment.

     "Notes" means the Revolving Credit Notes, the Term Notes, or any combination thereof, made by the Borrower payable to the order of each of the Lenders, any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; "Note" means any of such Notes.

     "Notice of Account Designation" means a notice given by the Borrower to the Administrative Agent with respect to the distribution of Loan proceeds, substantially in the form of Exhibit E.

     "Notice of Conversion/Continuation" means a notice given by the Borrower to the Administrative Agent substantially in the form of Exhibit C-3.

     "Notice  of  Payment"   means  a  Notice  given  by  the  Borrower  to  the
Administrative   Agent  with  respect  to  any  optional   repayment  of  Loans,
substantially in the form of Exhibit D.

     "Notice of Revolving Credit Borrowing" means the notice given by the Borrower to the Administrative Agent substantially in the form of Exhibit C-1.

     "Notice of Term Loan Borrowing" means the notice given by the Borrower to the Administrative Agent substantially in the form of Exhibit C-2.

     "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all payment and other obligations owing by the Borrower to any Lender or the Administrative Agent under any Hedging Agreement with any Lender (which such Hedging Agreement is permitted or required hereunder) and (d) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders or the Administrative Agent, under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents.

     "Officer's Compliance Certificate" means the certificate appropriately completed and substantially in the form of Exhibit F.

     "OLP "A"" means Kinder Morgan Operating L.P. "A", a Delaware limited partnership.

     "OLP "B"" means Kinder Morgan Operating L.P. "B", a Delaware limited partnership.

     "OLP "C"" means Kinder Morgan Operating L.P. "C", a Delaware limited partnership.

     "OLP "D"" means Kinder Morgan Operating L.P. "D", a Delaware limited partnership.

     "OLP "A" EBITDA" " means (without duplication),  for any period, the sum of
(a) the EBITDA of OLP "A" for such period (not including, however, the EBITDA of any Person in which OLP "A" owned Capital Stock at any time during such period), plus (b) the aggregate of all distributions actually received by OLP "A" in respect of such period from any Person in which OLP "A" owned Capital Stock during all or any portion of such period.

     "Other Taxes" shall have the meaning assigned thereto in Section 5.12(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

     "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

     "Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

     "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by First Union as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by First Union as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

     "Register" shall have the meaning assigned thereto in Section 14.10(d).

     "Reimbursement   Obligation"  means  the  obligation  of  the  Borrower  to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

     "Required Lenders" means any combination of Lenders holding at least seventy-five percent (75%) of the Extensions of Credit.

     "Restricted Subsidiary" means any Subsidiary of Kinder Morgan Energy other than an Unrestricted Subsidiary. The Board of Directors of the Borrower, by a board resolution, may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that (a) before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (b) the Borrower shall be in compliance, on a pro forma basis, after giving effect to such designation, with the covenants contained in Article X, recomputed as at the last day of the most recently ended Fiscal Quarter of the Borrower as if such designation had occurred on the first day of each relevant period for testing such compliance and (c) the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate of the chief financial officer to such effect, together with all relevant financial information and calculations demonstrating such compliance. For such purposes of this definition and of
Article X, a newly designated or acquired Restricted Subsidiary shall be deemed to have incurred or made on the date of its designation or acquisition, as the case may be, all such Debt, Liens and investments then outstanding as would be reflected on its balance sheet, prepared in accordance with GAAP, as at such date. A true and correct list of the Restricted Subsidiaries of Kinder Morgan Energy as of the Closing Date is set forth on Schedule 7.1(a).

     "Revolving Credit Commitment" means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to and issue or participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1, as such amount may be reduced or modified at any time or from time to time pursuant to Sections 2.5 and 14.10 and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans and issue or participate in Letters of Credit, as such amount may be reduced or modified at any time or from time to time pursuant to such Sections. The Revolving Credit Commitment of all Lenders on the Closing Date shall be Fifteen Million Dollars ($15,000,000).

     "Revolving Credit Commitment Percentage" means, as to the respective Revolving Credit Commitment of any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) all of the Revolving Credit Commitments of all Lenders.

     "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II hereof.

     "Revolving Credit Loans" means the revolving credit loans to be made to the Borrower pursuant to Section 2.1.

     "Revolving Credit Notes" means the separate Amended and Restated Revolving Credit Notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A hereto, evidencing the Revolving Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

     "Revolving Credit Termination Date" means the earliest of the dates referred to in Section 2.6.

     "SEC" means the Securities and Exchange Commission or any successor Governmental Authority.

     "Security Agreement" means the Amended and Restated Security Agreement of even date executed by the Borrower in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit H, as amended, restated or otherwise modified and each other agreement or writing pursuant to which the Borrower or any Subsidiary thereof pledges or grants a security interest in any property or assets securing the Obligations.

     "SFPP" means SFPP, L.P., a Delaware limited partnership.

     "Solvent" means, as to the Borrower and its Consolidated Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

     "Subsidiary" means as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower. For purposes of this Agreement, Kinder Morgan Energy, the KMEP Operating Subsidiaries and their respective Subsidiaries shall be deemed to be Subsidiaries of the Borrower commencing on the Closing Date.

     "Taxes" shall have the meaning assigned thereto in Section 5.12(a).

     "Term Loans" means the term loans made to the Borrower pursuant to Section 4.1.

     "Term Loan Commitment" means (a) as to any Lender, the obligation of such Lender to make a Term Loan for the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on Schedule 1 and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term Loans. The Term Loan Commitment of all Lenders as of the Closing Date shall be Eighty-Five Million Dollars ($85,000,000).

     "Term Loan Percentage" means, as to any Lender, (a) prior to making the Term Loans, the ratio of (i) the Term Loan Commitment of such Lender to (ii) the Term Loan Commitments of all Lenders and (b) after the Term Loans are made, the ratio of (i) the outstanding principal balance of the Term Loan of such Lender to (ii) the aggregate outstanding principal balance of the Term Loans of all Lenders.

     "Term Loan Facility" means the term loan facility  established  pursuant to
Article IV hereof under which the Lenders make Term Loans to the Borrower.

     "Term Loan Maturity Date" means May 31, 2000.

     "Term Notes" means the Term Notes made by the Borrower payable to the order of each of the Lenders, substantially in the form of Exhibit B hereto, evidencing the Term Loan Facility, and any amendments, modifications and supplements thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

     "Termination Event" means: (a) a "Reportable Event" described in Section 4043 of ERISA, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension

Plan by the PBGC, (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, (g) the imposition of a Lien pursuant to Section 412 of the Code or
Section 302 of ERISA, (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

     "Uniform Customs" the Uniform Customs and Practice for Documentary Credits (1994 Revision), International Chamber of Commerce Publication No. 500.

     "UCC" means the Uniform Commercial Code as in effect in the State of North Carolina.

     "United States" means the United States of America.

     "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary or (b) any Subsidiary of Kinder Morgan Energy or of a Restricted Subsidiary that is designated as an Unrestricted Subsidiary by a board resolution of the Borrower in accordance with the requirements of the following sentence with the consent of the Required Lenders (which consent shall not be unreasonably withheld). The Borrower may hereafter designate any Subsidiary of Kinder Morgan Energy or of a Restricted Subsidiary (other than OLP "A", OLP "B", OLP "C", OLP "D" and SFPP) to be an Unrestricted Subsidiary by a board resolution of the Borrower, as evidenced by written notice thereof delivered to the Administrative Agent, if at the time of and after giving effect to such designation, (i) no Default or Event of Default shall have occurred and be continuing, (ii) such Subsidiary does not own or hold any Capital Sock of, or any Lien on any property of, Kinder Morgan Energy or any Restricted Subsidiary and (iii) such Subsidiary does not own or hold any Debt of Kinder Morgan Energy or any Restricted Subsidiary that would not be permitted pursuant to any credit facility governing the Debt of Kinder Morgan Energy or any of its Restricted Subsidiaries as if incurred on the date of such designation. As of the date hereof, Kinder Morgan Energy has no Unrestricted Subsidiaries.

     "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary of which all issued and outstanding Capital Stock (excluding (a) in the case of a corporation, directors' qualifying shares, (b) in the case of a limited partnership, a 1.5% general partner interest and (c) in the case of a limited liability company, a 1.5% member interest) is directly or indirectly owned by Kinder Morgan Energy or any of its Restricted Subsidiaries.

     SECTION 1.2. General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

     SECTION 1.3. Other Definitions and Provisions.

     (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

     (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II
                                   ----------

                            REVOLVING CREDIT FACILITY
                            -------------------------

     SECTION 2.1. Revolving Credit Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through the Revolving Credit Termination Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment of all the Lenders less the L/C Obligations and (b) each Lender's Revolving Credit Commitment Percentage of the sum of the aggregate principal amount of all outstanding Revolving Credit Loans and L/C Obligations shall not at any time exceed such Lender's Revolving Credit Commitment. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender's Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Termination Date.

     SECTION 2.2. Procedure for Advances of Revolving Credit Loans.

     (a) Requests for Borrowing. The Borrower shall give the Administrative Agent a Notice of Revolving Credit Borrowing not later than 11:00 a.m. (Charlotte time) (i) at least one (1) Business Day before each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (x) with respect to Base Rate Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether the Revolving Credit Loans are to be LIBOR Rate Loans or Base Rate Loans, and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Revolving Credit Borrowing.

     (b) Disbursement of Revolving Credit Loans. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender's Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this
Section 2.2 in immediately available funds by transferring such proceeds to the deposit account designated by the Borrower in the Notice of Account Designation delivered on the Closing Date or any date thereafter (any such subsequent notice to supersede any prior notice). Subject to Section 5.8 hereof, to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of any Revolving Credit Loan requested pursuant to this Section 2.2, the Administrative Agent shall not be obligated to disburse such portion of the proceeds of such Revolving Credit Loan.

     SECTION 2.3. Repayment of Revolving Credit Loans.

     (a) Repayment on Revolving Credit Termination Date. The Borrower shall repay the outstanding principal amount of all Revolving Credit Loans in full, together with all accrued but unpaid interest thereon, on the Revolving Credit Termination Date.

     (b) Mandatory Repayments. If at any time the outstanding principal amount of all Revolving Credit Loans exceeds the Revolving Credit Commitment of all the Lenders less the L/C Obligations, the Borrower shall repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, the Revolving Credit Loans in an amount equal to such excess. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.10 hereof.

     (c) Optional Repayments. The Borrower may at any time and from time to time repay the Revolving Credit Loans, in whole or in part, upon at least three
(3) Business Days irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans and one (1) Business Day irrevocable notice with respect to Base Rate Loans, in the form of Notice of Payment attached hereto as Exhibit D, specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans, and $500,000 or a whole multiple of $100,000 in excess thereof with respect to LIBOR Rate Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.10 hereof.

     SECTION 2.4. Revolving Credit Notes. Each Lender's Revolving Credit Loans and the obligation of the Borrower to repay such Revolving Credit Loans shall be evidenced by a Revolving Credit Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Revolving Credit Commitment in accordance with the terms hereof. Each Revolving Credit Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in
Section 5.1.

     SECTION 2.5. Permanent Reduction of the Revolving Credit Commitment.

     (a) The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Revolving Credit Commitment in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof.

     (b) Each permanent reduction permitted pursuant to this Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate principal amount of Revolving Credit Loans and L/C Obligations after such reduction to the Revolving Credit Commitment as so reduced. Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Obligations with respect to the Revolving Credit Facility (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and termination of the Revolving Credit Commitment and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 12.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such reduction may be made only on the last day of the then current Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to
Section 5.10 hereof.

     SECTION 2.6. Termination of the Revolving Credit Facility. The Revolving Credit Facility shall terminate on the earliest of (a) May 31, 2000, (b) the date of termination by the Borrower pursuant to Section 2.5, and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to
Section 12.2(a) (the "Revolving Credit Termination Date").

     SECTION 2.7. Use of Proceeds. The Borrower shall use the proceeds of the Revolving Credit Loans solely (a) prior to August 15, 1998, for general corporate purposes in an amount not greater than $5,600,000 and (b) to finance investments permitted by Section 11.3(d).

     SECTION 2.8. Security. The Obligations of the Borrower under the Revolving Credit Facility shall be secured as provided in the Security Agreement.

                                   ARTICLE III
                                   -----------

                            LETTER OF CREDIT FACILITY
                            -------------------------

     SECTION 3.1. L/C Commitment.

     (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the Revolving Credit Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of the Revolving Credit Loans and L/C Obligations then outstanding would exceed the Revolving Credit Commitment of all Lenders.

     (b) Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $50,000, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business, (iii) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the Revolving Credit Termination Date and (iv) be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of North Carolina. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

     SECTION 3.2. Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent's Office an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish to the Borrower a copy of such Letter of Credit and furnish to each Lender a copy of such Letter of Credit and the amount of each Lender's L/C Participation therein, all promptly following the issuance of such Letter of Credit.

     SECTION 3.3. Letter of Credit Fees and Other Charges.

     (a) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit fee with respect to each Letter of Credit in an amount equal to the product of (i) the daily average amount available to be drawn under such Letter of Credit for the applicable Fiscal Quarter times (ii) 2.25% per annum; provided, that each Letter of Credit shall bear a minimum letter of credit fee of $500. The Borrower shall pay such letter of credit fee quarterly in arrears on the last Business Day of each Fiscal Quarter and on the Revolving Credit Termination Date. The Administrative Agent shall, promptly following its receipt thereof, distribute such fee to the Lenders pro rata in accordance with their respective Revolving Commitment Percentages.

     (b) In addition to the foregoing letter of credit fee, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, a facing fee of one-eighth of one percent (1/8%) per annum on the face amount of each Letter of Credit, payable quarterly in arrears on the last Business Day of each Fiscal Quarter and on the Revolving Credit Termination Date. The

Administrative Agent shall, promptly following its receipt thereof, distribute such fee to the Issuing Lender.

     (c) The Borrower shall pay or reimburse the Issuing Lender for such normal and customary non-duplicative costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

     SECTION 3.4. L/C Participations.

     (a)  The Issuing Lender  irrevocably  agrees to grant and hereby  grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

     (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

     SECTION 3.5. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. If the Borrower fails to timely reimburse the Issuing Lender on the date the Borrower receives the notice referred to in this Section 3.5, the Borrower shall be deemed to have timely given a Notice of Revolving Credit Borrowing to the Administrative Agent pursuant to Section 2.2 requesting the Lenders to make a Revolving Credit Loan on such date in an amount equal to the amount of such drawing and, subject to the satisfaction or waiver of the conditions precedent specified in Article VI, the Lenders shall make Revolving Credit Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.

     SECTION 3.6. Obligations  Absolute.  The Borrower's  obligations under this
Article III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligation under
Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of a Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

     SECTION 3.7. Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.


                                   ARTICLE IV
                                   ----------

                               TERM LOAN FACILITY
                               ------------------


     SECTION 4.1. Term Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Term Loans to the Borrower on the Closing Date in a principal amount equal to such Lender's Term Loan Commitment.

     SECTION 4.2. Procedure for Advance of Term Loans.

     (a) The Borrower shall give the Administrative Agent a Notice of Term Loan Borrowing prior to 11:00 a.m. (Charlotte time) on the Closing Date, requesting that the Lenders make the Term Loans as a Base Rate Loan on such date in an amount equal to the aggregate Term Loan Commitment.

     (b) To the extent any conversion of the applicable interest rate is effected pursuant to Section 5.3, each borrowing of a Base Rate Loan shall be in an aggregate principal amount of at least $5,000,000 or any integral multiple of $1,000,000 in excess thereof and each borrowing of a LIBOR Rate Loan shall be in an aggregate principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof.

     (c) Not later than 1:00 p.m. (Charlotte time) on the Closing Date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the amount of such Lender's Term Loan. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loans in immediately available funds by wire transfer in accordance with the Notice of Account Designation delivered pursuant to
Section 6.2(f).

     SECTION 4.3. Repayment of Term Loans. The Borrower shall repay the outstanding principal amount of the Term Loans in full, together with accrued interest thereon, on the Term Loan Maturity Date.

     SECTION 4.4. Optional Prepayments of Term Loans. The Borrower shall have the right at any time and from time to time upon delivery to the Administrative Agent of a Notice of Payment at least three (3) Business Days prior to the repayment of any LIBOR Rate Loan and one (1) Business Day prior to the repayment of any Base Rate Loan to repay the Term Loans in whole or in part without premium or penalty; provided, that any voluntary prepayment of the Term Loans prior to December 15, 1998 shall be accompanied by a prepayment fee equal to one percent (1%) of the principal amount of such Term Loans to be prepaid. Upon receipt of such Notice of Payment, the Administrative Agent shall promptly notify each Lender. If any such Notice of

Payment is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $2,000,000 or any whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans and $2,000,000 or any whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.10 hereof

     SECTION 4.5. Term Notes. Each Lender's Term Loans and the obligation of the Borrower to repay such Term Loans shall be evidenced by a Term Note, payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Term Loan Commitment in accordance with the terms hereof. Each Term Note shall be dated the Closing Date and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in
Section 5.1.

     SECTION 4.6. Use of Proceeds. The Borrower shall use the proceeds of the Term Loans solely to (a) finance the KMI Dividend; provided, that any proceeds of the Term Loans not used to pay the KMI Dividend on the Closing Date shall be invested in accordance with Section 11.3(b) pending payment of the KMI Dividend,
(b) repay the Existing Facility and (c) pay certain fees and expenses incurred in connection with the transactions contemplated hereby.

     SECTION 4.7. Security. The Obligations of the Borrower under the Term Loan Facility shall be secured as provided in the Security Agreement.

                                    ARTICLE V
                                    ---------

                             GENERAL LOAN PROVISIONS
                             -----------------------

     SECTION 5.1 Interest.

     (a) Interest Rate Options. Subject to the provisions of this Section 5.1, at the election of the Borrower, the aggregate principal balance of the Notes or any portion thereof shall bear interest at (i) the Base Rate plus 0.50% or (ii) the LIBOR Rate plus 3.00%; provided, the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2 and 4.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.3. Each Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan" and each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan". Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

     (b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 5.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such LIBOR Rate Loan, which Interest Period shall be a period of one (1), two (2) or three
(3) months; provided that:

          (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

          (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

          (iv) no Interest Period shall extend beyond the Revolving Credit Termination Date or the Term Loan Maturity Date, as applicable, and no Interest Periods shall be selected by the Borrower which would result in the repayment of any LIBOR Rate Loan prior to the end of an Interest Period; and

          (v)    there  shall  be  no  more  than  five  (5)  Interest   Periods
outstanding at any time.

     (c) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

     (d) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each Fiscal Quarter. Interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto. All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.

     (e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option promptly refund to the Borrower any interest received by Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.


     SECTION 5.2. Fees.

     (a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to 1/2 of 1% on the average daily unused portion of the Revolving Credit Commitment. The commitment fee shall be payable in arrears on the last Business Day of each Fiscal Quarter during the term of this Agreement commencing June 30, 1998 (on a prorated basis through such date), and on the Revolving Credit Termination Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders' respective Revolving Credit Commitment Percentages.

     (b) Administrative Agent's and Other Fees. In order to compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrower agrees to pay to the Administrative Agent, for its account, the fees set forth in the Fee Letter.

     SECTION 5.3. Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) (i) convert at any time all or any portion of its outstanding Base Rate Loans that are Revolving Credit Loans in a principal amount equal to $500,000 or any whole multiple of $100,000 in excess thereof into LIBOR Rate Loans and (ii) convert at any time all or any portion of its outstanding Base Rate Loans that are Term Loans in a principal amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof into LIBOR Rate Loans, or (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans that are Revolving Credit Loans in a principal amount equal to $500,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans, (ii) convert all or any part of its outstanding LIBOR Rate Loans that are Term Loans in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans, or
(iii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent a Notice of Conversion/ Continuation not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying
(A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan or to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

     SECTION 5.4. Mandatory Prepayments of Loans.

     (a) Change in Control; Sale of All Assets. The Borrower shall prepay the entire outstanding amount of all Extensions of Credit plus any accrued interest thereon upon the earlier of (i) a Change in Control and (ii) a sale of all or substantially all of the assets of the Borrower.

     (b) Debt Proceeds. The Borrower shall make a mandatory principal prepayment of the Extensions of Credit in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any incurrence of Debt by the Borrower or any of its Consolidated Subsidiaries (other than Debt permitted pursuant to Section 11.1).

     (c) Equity Proceeds. The Borrower shall make a mandatory principal prepayment of the Extensions of Credit in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any offering of Capital Stock or other equity securities by the Borrower or any of its Consolidated Subsidiaries.

     (d) Asset Sale Proceeds. The Borrower shall make a mandatory principal prepayment of the Extensions of Credit in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from the sale or other disposition of assets by the Borrower or any of its Consolidated Subsidiaries pursuant to Section 11.5(f).

     (e) Insurance and Condemnation Proceeds. The Borrower shall make a mandatory principal prepayment of the Extensions of Credit in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by the Borrower or any of its Consolidated Subsidiaries from any payment under any property or casualty insurance policy or from any condemnation proceeding.

     (f) Excess Cash Flow. Subject to Section 5.4(g)(ii), the Borrower shall make a mandatory principal prepayment of the Loans in an amount equal to (i) fifty percent (50%) of Excess Cash Flow, if any, of the Borrower and its Consolidated Subsidiaries for the period commencing on the July 1, 1998 and ending on December 31, 1998 and (ii) seventy-five percent (75%) of Excess Cash Flow, if any, of the Borrower and its Consolidated Subsidiaries for the period commencing on January 1, 1999 and ending on March 31, 1999, for the period commencing on April 1, 1999 and ending on June 30, 1999, for the period commencing on July 1, 1999 and ending on September 30, 1999, for the period commencing on October 1, 1999 and ending on December 31, 1999 and for the period commencing on January 1, 2000 and ending on March 31, 2000. With respect to each period described above (each a "Calculation Period"), the Borrower shall provide the Administrative Agent a written calculation of Excess Cash Flow in form and substance satisfactory to the Administrative Agent no later than 11:00 a.m. ten
(10) days after the end of the applicable Calculation Period.

     (g)  Notice; Manner of Payment.

          (i) Sections 5.4(a) through 5.4(e). Upon the occurrence of any event triggering the prepayment requirement under Sections 5.4(a) through and including

     5.4(e), the Borrower shall give prompt written notice of such event and the amount of the corresponding prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Such prepayment shall be made within three (3) Business Days after the date of consummation of such transaction described in Sections 5.4(a) through and including 5.4(e). Each mandatory prepayment under such Sections shall be applied as follows: (i) first, to reduce the outstanding principal balance of the Term Loans on a pro rata basis, (ii) second, to the extent of any excess, to reduce the outstanding principal balance of the Revolving Credit Loans on a pro rata basis and (iii) third, to the extent of any excess, to the cash collateral account described in Section 12.2(b) hereof to the extent of any L/C Obligations then outstanding. Each prepayment under this Section 5.4(g)(i) shall be accompanied by any payment required under Section 5.10.

          (ii) Section 5.4(f). Each mandatory repayment under Section 5.4(f) shall be made within ten (10) days after the end of the applicable Calculation Period and shall be accompanied by the calculation described in
     Section 5.4(f); provided, that all Excess Cash Flow accruing for the Calculation Period referred to in Section 5.4(f)(i) prior to January 1, 1999 shall be deposited in an investment account with the Administrative Agent pending payment of such amount to the Lenders on or prior to January 10, 1999. Each mandatory repayment under Section 5.4(f) shall be applied as follows: (i) first, to reduce the outstanding principal balance of the Term Loans on a pro rata basis, (ii) second, to the extent of any excess, to reduce the outstanding principal balance of the Revolving Credit Loans on a pro rata basis and (iii) third, to the extent of any excess, to the cash collateral account described in Section 12.2(b) hereof to the extent of any L/C Obligations then outstanding. Each prepayment under this Section 5.4(g)(ii) shall be accompanied by any payment required under Section 5.10.

     SECTION 5.5. Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Revolving Credit Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement with respect to the Revolving Credit Loans, the Letters of Credit or any Revolving Credit Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Each payment by the Borrower on account of the principal of or interest on the Term Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement with respect to the Term Loans or any Term Note shall be made in like manner, except for the account of the Lenders pro rata in accordance with their respective Term Loan Percentages. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with this Section 5.5 and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent's or Issuing Lender's fees or expenses shall be made for the account of the Administrative Agent or Issuing Lender, as the case may be, and any amount payable to any Lender under Sections 5.9, 5.10, 5.11,
5.12 or 14.2 shall be paid to the Administrative Agent for the account of the applicable Lender.

     SECTION 5.6. Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Administrative Agent's and Issuing Lender's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Notes, the Reimbursement Obligation and any termination payments due in respect of a Hedging Agreement with any Lender (which such Hedging Agreement is permitted or required hereunder) (pro rata in accordance with all such amounts due), then to the principal amount of the Notes and Reimbursement Obligation and then to the cash collateral account described in Section 12.2(b) hereof to the extent of any L/C Obligations then outstanding, in that order.

     SECTION 5.7. Adjustments. If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Extensions of Credit, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

     SECTION 5.8. Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the
Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.2(b) and 4.2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount of such borrowing not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount of such borrowing not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such amount is not made available to the Administrative Agent by such Lender within three (3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make its Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, of any Loan available shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, of such Loan available on the borrowing date.

     SECTION 5.9. Changed Circumstances.

     (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via Telerate Page 3750 or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loans together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

     (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

     (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

          (i) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

          (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan, or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan or Letter of Credit or Application, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Administrative Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this
Section 5.9(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender's reasonable discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, of the LIBOR Rate Loans in the

London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

     SECTION 5.10. Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Revolving Credit Borrowing, Notice of Term Loan Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender's reasonable discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

     SECTION 5.11. Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance (but in each case excluding taxes payable on the net income of any Lender), then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

     SECTION 5.12. Taxes.

     (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit to any Lender or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.12) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrower shall deliver to the Administrative Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 5.12(d).

     (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

     (c) Indemnity. The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.12) paid by such Lender or the
Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

     (d)  Evidence  of  Payment.  Within  thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 14.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

     (e) Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and
(ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, a Form 1001 or 4224 and Form W-8 or W-9,
or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

     (f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.12 shall survive the payment in full of the Obligations and the termination of the Credit Facilities.

                                   ARTICLE VI
                                   ----------

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING
                  --------------------------------------------

     SECTION 6.1. Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. on June 18, 1998, or on such other date as the parties hereto shall mutually agree.

     SECTION 6.2. Conditions to Closing and Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue the initial Letter of Credit is subject to the satisfaction of each of the following conditions:

     (a) Executed Loan Documents. The following Loan Documents shall have been duly authorized and executed by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and original counterparts thereof shall have been duly delivered to the Administrative Agent:

          (i)       this Agreement;

          (ii)      the Notes;

          (iii)     the Security Agreement; and

          (iv)      the Negative Pledge and Custodian Agreement.

     (b)  Closing Certificates; etc.

          (i) Officers's Certificate of the Borrower. The Administrative Agent shall have received a certificate from the chief executive officer or chief financial officer of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Borrower and Kinder Morgan G.P. contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower and Kinder Morgan G.P. are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions in all material respects.

          (ii) Certificate of Secretary of the Borrower and Kinder Morgan G.P.. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower and Kinder Morgan G.P. certifying that attached thereto is a true and complete copy of the charter documents of the Borrower or Kinder Morgan G.P., as applicable, and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation; that attached thereto is a true and complete copy of the by-laws of the Borrower or Kinder Morgan G.P., as applicable, as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower or Kinder Morgan G.P., as applicable, authorizing the execution, delivery and performance of the Loan Documents to which it is a party; and as to the incumbency and genuineness of the signature of each officer of the Borrower or Kinder Morgan G.P. executing Loan Documents to which it is a party.

          (iii) Certificates of Good Standing. The Administrative Agent shall have received long-form certificates as of a recent date of the good standing of the Borrower and Kinder Morgan G.P. under the laws of its jurisdiction of organization and each other jurisdiction where the Borrower or Kinder Morgan G.P., as applicable, is qualified to do business.

          (iv) Opinions of Counsel. The Administrative Agent shall have received favorable opinions of counsel to the Borrower and Kinder Morgan G.P. addressed to the Administrative Agent and the Lenders with respect to the Borrower, Kinder Morgan G.P., the Loan Documents, the Collateral and such other matters as the Lenders shall request.

          (v) Solvency Opinion. The Administrative Agent shall have received a favorable opinion of an independent valuation firm reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders in form and substance satisfactory to the Administrative Agent, that the Borrower and each of its Consolidated Subsidiaries are Solvent both before and after giving effect to the KMI Dividend.

          (vi) Tax Forms. The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by Section 5.12(e) hereof.

     (c)  Collateral.

          (i) Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Lenders in the Collateral shall have been filed or recorded in all appropriate locations.

          (ii) Pledged Collateral. The Administrative Agent shall have received original stock certificates, or such other certificates evidencing the ownership interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.

          (iii) Lien Search. The Administrative Agent shall have received the results of a Lien search of all filings made against the Borrower and Kinder Morgan G.P. under the Uniform Commercial Code as in effect in any state in which any of their chief executive offices or Collateral is located, indicating among other things that their assets are free and clear of any Lien except for the Liens permitted by Section 11.2.

          (iv) Insurance. The Administrative Agent shall have received certificates of insurance in the form required under Section 9.3 and the Security Agreement and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

     (d)  Consents; Defaults.

          (i) Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated hereby shall have been obtained.

          (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents, or which, in the Administrative Agent's discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and the other Loan Documents.

          (iii)  No Event of  Default.   No  Default  or  Event of Default shall
have occurred and be continuing.

     (e)  Financial Matters.

          (i) Financial Statements. The Administrative Agent shall have received the unaudited quarterly and audited annual Consolidated financial statements of the Borrower and its Consolidated Subsidiaries referred to in
Section 7.1(n), all in form and substance satisfactory to the Administrative Agent.

          (ii) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief executive officer, chief financial officer or treasurer of the Borrower, that (A) the Borrower and each of its Consolidated Subsidiaries are Solvent, (B) the Borrower's payables are current and not past due except for items being contested in good faith not to exceed $300,000, (C) attached thereto is a pro forma balance sheet of the Borrower and its Consolidated Subsidiaries setting forth on a pro forma basis the financial condition of the Borrower and its Consolidated Subsidiaries on a Consolidated basis as of the end of the most recently completed Fiscal Quarter, reflecting on a pro forma basis the effect of the transactions contemplated hereby, including all fees and expenses in connection therewith and evidencing compliance on a pro forma basis with the covenants contained in Article X and XI hereof and (D) attached thereto are the financial projections previously delivered to the Administrative Agent representing the good faith opinion of the senior management of the Borrower as to the projected results contained therein.

          (iii) Payment at Closing; Fee Letter. There shall have been paid by the Borrower to the Administrative Agent and the Lenders the fees set forth or referenced in the Fee Letter and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents. The Administrative Agent shall have received duly authorized and executed copies of the Fee Letter.

     (f)  Miscellaneous.

          (i) Notice of Borrowing and Account Designation. The Administrative Agent shall have received the Notice of Revolving Credit Borrowing and the Notice of Term Loan Borrowing with respect to the Loans to be made on the Closing Date; provided that only Base Rate Loans shall be available on the Closing Date. The proceeds of the Loans made on the Closing Date shall be utilized in accordance with the sources and uses table attached to such notices. The Borrower shall also have delivered to the Administrative Agent a Notice of Account Designation with respect to the Loans to be made on the Closing Date.

          (ii) Proceedings and Documents. All documents, opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated hereby shall be satisfactory in form and substance to the Lenders.

          (iii) Due Diligence. The Administrative Agent and the Lenders shall have completed to their satisfaction their due diligence reviews of the Borrower and its Subsidiaries in connection with the transactions contemplated hereby.

     SECTION 6.3. Conditions to All Extensions of Credit. The obligations of the Lenders to make any Loan or issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:

     (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date except for any such representations or warranties made as of a specific date which shall be true as of such date.

     (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) or the issue date with respect to such Letter of Credit or after giving affect to such Letters of Credit on such date.

     (c) Certificates; Additional Documents. The Administrative Agent shall have received the current Officer's Compliance Certificate, and each additional document, instrument or other item of information reasonably requested by the Administrative Agent in connection with the corresponding Extension of Credit.

                                   ARTICLE VII
                                   -----------

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER
                 ----------------------------------------------

     SECTION 7.1. Representations and Warranties. To induce the Administrative Agent to enter into this Agreement and the Lenders to make the Loans or issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders that:

     (a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. The jurisdictions in which the Borrower and its Subsidiaries as of the Closing Date are organized and qualified to do business are described on Schedule 7.1(a).

     (b) Ownership. Each Subsidiary of the Borrower is listed on Schedule 7.1(b). The capitalization of the Borrower and its Consolidated Subsidiaries as of the Closing Date consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on
Schedule 7.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The shareholders of the Consolidated Subsidiaries of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 7.1(b). There are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Borrower or its Consolidated Subsidiaries as of the Closing Date, except as described on Schedule 7.1(b).

     (c) Authorization of Agreement, Loan Documents and Borrowing. The Borrower and its Consolidated Subsidiaries have the right, power and authority and have taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and Kinder Morgan G.P., and each such document constitutes the legal, valid and binding obligation of the Borrower and Kinder Morgan G.P., enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

     (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Consolidated Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Consolidated Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or
(iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

     (e)  Compliance  with Law; Governmental  Approvals.  Except as set forth on
Schedule 7.1(e) and further except for such matters as could not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries, each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties.

     (f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable except for those being contested in good faith. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved except for those being contested in good faith. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional material taxes or assessments for any of such years.

     (g)  Intellectual   Property   Matters.   Each  of  the  Borrower  and  its
Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business except where the failure to have such rights could not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such material rights, and neither the Borrower nor any Subsidiary thereof is liable in any material amount to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

     (h) Environmental Matters. Except as set forth on Schedule 7.1(h) and further except for such matters as could not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries:

          (i) The properties of the Borrower and its Subsidiaries do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of, applicable Environmental Laws;

          (ii) Such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

          (iii) Neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted in connection therewith, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

          (iv) Hazardous Materials have not been transported or disposed of from the properties of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

          (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations; and

          (vi) There has been no release, or to the best of the Borrower's knowledge, the threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

     (i)  ERISA.

          (i) As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified, as of the Closing Date, on Schedule 7.1(i);

          (ii) The Borrower and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except for matters that could not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries. Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

          (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan except in each case as could not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries;

          (iv) Neither the Borrower nor any ERISA Affiliate has except in each case as could not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code,
(B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid,
(C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under
Section 412 of the Code;

          (v) No Termination Event has occurred or is reasonably expected to occur; and

          (vi) No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan except in each case as could not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries.

     (j) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

     (k) Government Regulation. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

     (l) Material Contracts. Schedule 7.1(l) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Consolidated Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 7.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrower has delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 7.1(l).

     (m) Employee Relations. Each of the Borrower and its Subsidiaries has a stable work force in place as of the Closing Date and is not, except as set forth on Schedule 7.1(m), party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

     (n) Financial Statements. The (i) audited Consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of December 31, 1997 and the related statements of income and retained earnings and cash flows for the Fiscal Years then ended and (ii) unaudited Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 1998 and related unaudited interim statements of revenue and retained earnings, copies of which have been furnished to the Administrative Agent and each Lender, fairly present the assets, liabilities and financial position of the Borrower and its Consolidated Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended subject however to the absence of footnotes from the unaudited balance sheet and statements and the effect of normal period-to-period adjustments. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (except as noted). The Borrower and its Consolidated Subsidiaries have no Debt (other than Debt permitted by Section 11.1(f)), obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

     (o) No Material Adverse Change. Since December 31, 1997, there has been no material adverse change in the properties, business, operations, or financial condition of the Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

     (p) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Consolidated Subsidiaries will be Solvent.

     (q) Titles to Properties. Each of the Borrower and its Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to
Section 7.1(n), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

     (r) Liens. None of the properties and assets of the Borrower or any Consolidated Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 11.2. Except for filings pursuant to the Existing Facility, no financing statement under the Uniform Commercial Code of any state which names the Borrower or any Consolidated Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 11.2 hereof.

     (s) Debt. Schedule 7.1(s) is a complete and correct listing of all Debt of the Borrower and its Consolidated Subsidiaries as of the Closing Date in excess of $300,000 (other than Debt permitted pursuant to Section 11.1(f)). The Borrower and its Consolidated Subsidiaries have performed and are in compliance in all material respects with all of the terms of such Debt and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or its Consolidated Subsidiaries exists with respect to any such Debt.

     (t) Litigation. As of the Closing Date, except as set forth on Schedule 7.1(t), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority except for matters which could not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries.

     (u) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Consolidated Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Consolidated Subsidiaries is a party or by which the Borrower or its Consolidated Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Consolidated Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor except for matters which could not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries.

     (v) Public Filings. There have been no material misstatements or omissions in any annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K, or any amendment to any of the foregoing filed by Kinder Morgan Energy with the SEC with respect to the Fiscal Year ended December 31, 1997 or thereafter.

     (x) Accuracy and Completeness of Other Information. To the Borrower's knowledge, all written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof and furnished to the Lenders in connection with this Agreement were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter thereof. No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain, to the Borrower's knowledge, any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. The Borrower is not aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

     SECTION  7.2.  Survival  of  Representations   and  Warranties,   Etc.  All
representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

                                  ARTICLE VIII
                                  ------------

                        FINANCIAL INFORMATION AND NOTICES
                        ---------------------------------

     Until all the Obligations have been paid and satisfied in full and the Credit Facilities terminated, unless consent has been obtained in the manner set forth in Section 14.11 hereof, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent's Office at the address set forth in Section 14.1 hereof and to the Lenders at their respective addresses as set forth on Schedule 1, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

     SECTION 8.1. Financial Statements.

     (a) Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days after the end of each Fiscal Quarter, an unaudited Consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the close of such Fiscal Quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows for the Fiscal Quarter then ended and that portion of the Fiscal Year then ended, along with the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as of their respective dates and the results of operations of the Borrower and its Consolidated Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

     (b) Annual Financial Statements. As soon as practicable and in any event within one-hundred twenty (120) days after the end of each Fiscal Year, an audited Consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the close of such Fiscal Year and audited Consolidated and consolidating statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, along with the corresponding figures for the preceding Fiscal Year and audited by an independent certified public accounting firm acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld) in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Consolidated Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Consolidated Subsidiaries not in accordance with GAAP.

     SECTION 8.2. Compliance Certificates. At each time financial statements are delivered pursuant to Sections 8.1 (a) or (b), the Borrower shall deliver to the Administrative Agent (a) an Officer's Compliance Certificate duly executed by the chief executive officer or chief financial officer of the Borrower, and (b) in the case of financial statements delivered pursuant to Section 8.1(b), a certificate of the independent public accountants certifying such financial statements stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default, or if such is not the case, specifying such Default or Event of Default and its nature and period of existence.

     SECTION 8.3. Other Reports.

     (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors or any Subsidiary by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

     (b) Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Borrower or any of its Subsidiaries to shareholders or partners generally and each regular or periodic report and any final, effective registration statement or prospectus or written communication (other than transmittal letters) filed by the Borrower or any of its Subsidiaries with or received by the Borrower or any of its Subsidiaries in connection therewith from any securities exchange or the SEC or any successor agency which could reasonably be expected to have a Material Adverse Effect; and

     (c) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

     SECTION 8.4. Notice of Litigation and Other Matters. Prompt (but in no event later than five (5) Business Days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses which in any such case could reasonably be expected to have a Material Adverse Effect;

     (b) any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

     (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof which in any such case could reasonably be expected to have a Material Adverse Effect;

     (d) any attachment, judgment, lien, levy or order that may be assessed against or threatened against the Borrower or any Subsidiary thereof which could reasonably be expected to have a Material Adverse Effect;

     (e) any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Consolidated Subsidiaries is a party or by which the Borrower or any Consolidated Subsidiary thereof or any of their respective properties may be bound;

     (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer
Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and

(iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

     (g)  any event which makes any of the representations  set forth in Section
7.1 inaccurate in any respect.

     SECTION 8.5. Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender (other than financial forecasts) whether pursuant to this Article VIII or any other provision of this Agreement, or any of the Security Agreement, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Administrative Agent or any Lender complete, true and accurate knowledge of the subject matter based on the Borrower's knowledge thereof.

                                   ARTICLE IX
                                   ----------

                              AFFIRMATIVE COVENANTS
                              ---------------------

     Until all of the Obligations have been paid and satisfied in full and the Credit Facilities terminated, unless consent has been obtained in the manner provided for in Section 14.11, the Borrower hereby covenants to the Administrative Agent and Lenders that:

     SECTION 9.1. Preservation of Corporate Existence and Related Matters. Except as permitted by Section 11.4, the Borrower will and will cause its Consolidated Subsidiaries to preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

     SECTION 9.2. Maintenance of Property. The Borrower will and will cause its Subsidiaries to protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition (ordinary wear and tear excepted) all buildings, equipment and other tangible real and personal property material to its operations; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business as then contemplated, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     SECTION 9.3. Insurance. The Borrower will and will cause its Subsidiaries to maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and the Security Agreement, and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

     SECTION 9.4. Accounting Methods and Financial Records. The Borrower will and will cause its Subsidiaries to maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

     SECTION 9.5. Payment and Performance of Obligations. The Borrower will and will cause its Subsidiaries to pay and perform all Obligations under this Agreement and the other Loan Documents, and, except for matters that could not reasonably be expected to have a Material Adverse Effect, pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in this Section 9.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

     SECTION 9.6. Compliance With Laws and Approvals. The Borrower will and will cause its Subsidiaries to observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect..

     SECTION 9.7. Environmental Laws. In addition to and without limiting the generality of Section 9.6 and except for matters that could not reasonably be expected to have a Material Adverse Effect, the Borrower will and will cause its Subsidiaries to (a) comply with, and ensure such compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws.

     SECTION 9.8. Compliance with ERISA. In addition to and without limiting the generality of Section 9.6 and except for matters that could not reasonably be expected to have a Material Adverse Effect, the Borrower will and will cause its Subsidiaries to (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

     SECTION 9.9. Compliance With Agreements. Except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, the Borrower will and will cause its Subsidiaries to comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrower or such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

     SECTION 9.10. Conduct of Business. The Borrower will and will cause its Consolidated Subsidiaries to engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto and in lines of business in which Kinder Morgan Energy and the KMEP Operating Subsidiaries are engaged. The Borrower will cause Kinder Morgan Energy and the KMEP Operating Subsidiaries to engage only in activities of the type and in such amounts as will allow Kinder Morgan Energy to continue to qualify for an exception from treatment of a publicly traded partnership as a corporation under Section 7704 of the Code.

     SECTION 9.11. Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon notice and during normal business hours to visit and inspect its properties (such visits and inspections to occur not more frequently than once per Fiscal Quarter and in a manner to avoid any disruption of its business activities so long as no Default or Event of Default has occurred or is continuing); inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

     SECTION 9.12. Additional Collateral.

     (a) Upon the acquisition by the Borrower of any property (real or personal) or assets, or the formation or acquisition of any new Consolidated Subsidiary, cause to be executed and delivered to the Administrative Agent, a Security Agreement in form and substance satisfactory to the Administrative Agent duly executed by the Borrower in favor of the Administrative Agent for the ratable benefit of itself and the Lenders in order to secure the Obligations and such other documents requested by the Administrative Agent to confirm all assets of the Borrower constitute Collateral.

     (b) Upon the delivery of any additional Security Agreements and Collateral pursuant to this Section 9.12, deliver to the Administrative Agent favorable legal opinions addressed to the Administrative Agent and Lenders in form and substance satisfactory thereto with respect to such Security Agreement and additional Collateral and such other documents and closing certificates as may be reasonably requested by the Administrative Agent or Required Lenders consistent with the terms of Article VI.

     SECTION 9.13. Kinder Morgan G. P. Security Agreement. If the Leverage Ratio pursuant to Section 10.1 of this Agreement as of March 31, 1999 is greater than
2.5 to 1.0 as evidenced by the financial statements delivered to the Lenders pursuant to Section 8.1(a), then, at the Administrative Agent's request, the Borrower shall cause Kinder Morgan G.P. to execute and deliver to the Administrative Agent no later than ten (10) days following the date such financial statements are delivered (or in any event within five (5) days following the date such statements are required to be delivered), a Security Agreement in form and substance satisfactory to the Administrative Agent granting to the Administrative Agent, for benefit of itself and the Lenders, a security interest in the L.P. Units owned by Kinder Morgan G. P.

     SECTION 9.14. Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.

                                    ARTICLE X
                                    ---------

                               FINANCIAL COVENANTS
                               -------------------

     Until all of the Obligations have been paid and satisfied in full and the Credit Facilities terminated, unless consent has been obtained in the manner set forth in Section 14.11 hereof, the Borrower will not:

     SECTION 10.1. Leverage Ratio. As of the end of any Fiscal Quarter during any period set forth below, permit the ratio of (a) Debt of the Borrower and its Consolidated Subsidiaries as of such Fiscal Quarter end to (b) KMI Cash Flow for the period of four (4) consecutive Fiscal Quarters ending on such Fiscal Quarter end, to exceed the corresponding ratio set forth below:

                    Period                   Ratio
                    ------                   -----

           July 1, 1998 - June 30, 1999      3.50 to 1.00

           July 1, 1999 and thereafter       3.00 to 1.00

     SECTION 10.2. Combined Leverage Ratio. As of the end of any Fiscal Quarter during any period set forth below, permit the ratio of (a) Combined Debt as of such Fiscal Quarter End to (b) KMEP Cash Flow for the period of four (4) consecutive Fiscal Quarters ending on such Fiscal Quarter end, to exceed the corresponding ratio set forth below:

                    Period                   Ratio
                    ------                   -----

           July 1, 1998 - June 30, 1999      4.50 to 1.00

           July 1, 1999 and thereafter       4.35 to 1.00

     SECTION 10.3 Interest Coverage Ratio. As of the end of any Fiscal Quarter during any period set forth below, permit the ratio of (a) KMI Cash Flow for the period of four (4) consecutive Fiscal Quarters ending on such Fiscal Quarter end to (b) Interest Expense of the

Borrower and its Consolidated Subsidiaries for such four (4) Fiscal Quarter period, to be less than the corresponding ratio set forth below:

                    Period                   Ratio
                    ------                   -----

           July 1, 1998 - June 30, 1999      2.50 to 1.00

           July 1, 1999 and thereafter       3.00 to 1.00

     SECTION 10.4 Combined Interest Coverage Ratio. As of the end of any Fiscal Quarter during any period set forth below, permit the ratio of (a) KMEP Cash Flow for the period of four (4) consecutive Fiscal Quarters ending on such Fiscal Quarter end to (b) Combined Interest Expense for such four (4) Fiscal Quarter period, to be less than the corresponding ratio set forth below:

                    Period                   Ratio
                    ------                     -----

           July 1, 1998 - June 30, 1999      2.50 to 1.00

           July 1, 1999 and thereafter       3.00 to 1.00

     For the purposes of calculating KMI Cash Flow and KMEP Cash Flow in Sections 10.1 through and including 10.4 with respect to (i) the Fiscal Quarter ending September 30, 1998, such KMI Cash Flow and KMEP Cash Flow shall equal such KMI Cash Flow and KMEP Cash Flow for such Fiscal Quarter times four (4),
(ii) the Fiscal Quarter ending December 31, 1998, such KMI Cash Flow and KMEP Cash Flow shall equal such KMI Cash Flow and KMEP Cash Flow for the period of two (2) consecutive Fiscal Quarters ending on such Fiscal Quarter end times two
(2) and (iii) for the Fiscal Quarter ending March 31, 1999, such KMI Cash Flow and KMEP Cash Flow shall equal such KMI Cash Flow and KMEP Cash Flow for the period of three (3) consecutive Fiscal Quarters ending on such Fiscal Quarter end times four-thirds (4/3).

                                   ARTICLE XI
                                   ----------

                               NEGATIVE COVENANTS
                               ------------------

     Until all of the Obligations have been paid and satisfied in full and the Credit Facilities terminated, unless consent has been obtained in the manner set forth in Section 14.11 hereof, the Borrower covenants and agrees that:

     SECTION 11.1. Limitations on Debt. The Borrower will not and will not permit any of its Consolidated Subsidiaries to create, incur, assume or suffer to exist any Debt except:

     (a)  the Obligations;

     (b) Debt of the Borrower incurred in connection with any Hedging Agreement with a counterparty and upon terms and conditions reasonably satisfactory to the Administrative Agent;

     (c) Debt of the Borrower and any of its Consolidated Subsidiaries existing on the Closing Date and not otherwise permitted under this Section 11.1, as set forth on Schedule 7.1(s) and the renewal and refinancing (but not the increase) thereof;

     (d) Debt incurred in connection with Capitalized Leases in an aggregate amount not to exceed in the case of the Borrower, $50,000, and in the case of its Consolidated Subsidiaries $600,000, on any date of determination;

     (e) purchase money Debt of the Borrower and its Consolidated Subsidiaries in an aggregate amount not to exceed in the case of the Borrower, $50,000, and in the case of its Consolidated Subsidiaries $600,000, on any date of determination;

     (f) Debt of Kinder Morgan G.P. arising by operation of law solely as a result of Kinder Morgan G.P. being the general partner of Kinder Morgan Energy and any of the KMEP Operating Subsidiaries or any other partnership of which it is a partner;

     (g) other Debt not to exceed in the case of the Borrower, $50,000, and in the case of its Consolidated Subsidiaries $600,000, in the aggregate at any time; and

     (h)  Debt permitted under Section 11.3.

provided, that none of the Debt permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations.

     SECTION 11.2. Limitations on Liens. The Borrower will not and will not permit its Consolidated Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of Capital Stock, L.P. Units or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

     (a) Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

     (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

     (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or obligations under customer service contracts;

     (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

     (e) Liens in favor of the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders;

     (f) Liens not otherwise permitted by this Section 11.2 and in existence on the Closing Date and described on Schedule 11.2; and the replacement or extension thereof to the extent the related Debt is permitted pursuant to
Section 11.1(c);

     (g) Judgment Liens which do not create an Event of Default under Sections 12.1(m) or (o); and

     (h) Liens securing Debt permitted under Section 11.1(d), (e) and (g); provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired.

     SECTION 11.3. Limitations on Loans, Advances, Investments and Acquisitions. The Borrower will not and will not permit any of its Consolidated Subsidiaries to purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including without limitation the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, or enter into, directly or indirectly, any commitment or option in respect of the foregoing except:

     (a) investments in Subsidiaries existing on the Closing Date, intercompany loans and advances between the Borrower and its Consolidated Subsidiaries and the other existing loans, advances and investments described on Schedule 11.3;

     (b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having one of the two highest ratings obtainable from either Standard & Poor's Rating's Group, a Division of McGraw-Hill Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one (1) year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency (collectively, "Cash

Equivalents"); provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

     (c) investments by the Borrower or any Consolidated Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if such acquisition has been previously approved in writing by the Required Lenders;

     (d) investments by the Borrower or any Consolidated Subsidiary in the form of capital contributions as required by the partnership agreements of Kinder Morgan Energy, the KMEP Operating Subsidiaries and any other partnership of which the Borrower or any of its Consolidated Subsidiaries is or becomes a partner; provided, that (i) the direct ownership interest of the Borrower or any such Consolidated Subsidiary in each such partnership is not greater than 2.0% and (ii) the Borrower shall demonstrate to the satisfaction of the Administrative Agent pro forma compliance with the financial covenants contained in Article X after giving pro forma effect to such investment; and

     (e) investments by the Borrower or any Consolidated Subsidiary in respect of the creation of any additional Subsidiaries except for Subsidiaries with the following characteristics: (i) the Subsidiaries are Subsidiaries of Kinder Morgan Energy, (ii) the Borrower is not a partner or member of such Subsidiary, and (iii) if Kinder Morgan G.P. is a partner or member of such Subsidiary its direct ownership interest is not greater than 2.0%.

     SECTION 11.4. Limitations on Mergers and Liquidation. The Borrower will not and will not permit any of its Consolidated Subsidiaries to merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

     (a) any Wholly-Owned Subsidiary of the Borrower may merge with or be wound up into the Borrower or any other Wholly-Owned Subsidiary of the Borrower (as long as the Borrower is the survivor of any such transaction involving the Borrower); and

     (b)  any   Wholly-Owned   Subsidiary  may   merge  into  the  Person   such
Wholly-Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 11.3(c).

     SECTION 11.5. Limitations on Sale of Assets. The Borrower will not and will not permit its Consolidated Subsidiaries to convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

     (a)  the sale of Inventory in the ordinary course of business;

     (b) the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Consolidated Subsidiaries;

     (c) the transfer of assets to the Borrower or any Wholly-Owned Subsidiary of the Borrower pursuant to Section 11.4(a);

     (d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

     (e) the sale or disposition of assets by the Borrower or any of its Consolidated Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time during the term of this Agreement;

     (f) any other sale or disposition of assets by the Borrower or it Consolidated Subsidiaries in the ordinary course of business, as long as the Net Cash Proceeds are applied as set forth in Section 5.4(d); and

     (g)  the sale or disposition of assets as permitted by Section 11.6.

     SECTION 11.6. Limitations on Dividends and Distributions. The Borrower will not and will not permit any of its Consolidated Subsidiaries to declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock, or make any change in its capital structure that could reasonably be expected to have a Material Adverse Effect; provided that:

     (a)  the Borrower may pay the KMI Dividend;

     (b) the Borrower or any Consolidated Subsidiary may pay dividends in shares of its own Capital Stock;

     (c)  any  Consolidated  Subsidiary  may pay cash dividends to the Borrower;
and

     (d) the Borrower may from time to time pay cash dividends to its shareholders or redeem shares of its Capital Stock in an amount equal to any remaining Excess Cash Flow after all mandatory prepayments of Excess Cash Flow then due have been made pursuant to Section 5.4(f) and Section 5.4(g)(ii).

     SECTION 11.7. Limitations on Exchange and Issuance of Capital Stock. The Borrower will not and will not permit any of its Consolidated Subsidiaries hereafter to (a) issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (i) convertible or exchangeable into Debt or (ii) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due or (b) issue any Capital Stock of a Subsidiary (excluding Kinder Morgan Energy and its Subsidiaries) except to the Borrower and Kinder Morgan G.P.

     SECTION 11.8. Transactions with Affiliates. Except as provided on Schedule 11.8, the Borrower will not and will not permit any Consolidated Subsidiary thereof to directly or indirectly: (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, or (b) enter into, or be a party to, any transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate.

     SECTION 11.9. Certain Accounting Changes. The Borrower will not and will not permit any of its Consolidated Subsidiaries to change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

     SECTION 11.10. Material Amendments. The Borrower will not and will not permit any of its Consolidated Subsidiaries to amend or modify its articles of incorporation, by-laws, corporate structure, capitalization, partnership agreements or any other agreement relating to its partnership interests in any way that could reasonably be expected to have a Material Adverse Effect.

     SECTION 11.11. Operating Leases. The Borrower will not and will not permit any of its Consolidated Subsidiaries to enter into lease agreements (whether for real or personal property), other than Capital Leases, under which the aggregate amount of all lease payments pursuant to such lease agreements exceed $50,000 in the case of the Borrower and $600,000 in the case of its Consolidated Subsidiaries in any period of twelve (12) consecutive calendar months.

     SECTION 11.12. Restrictive Agreements. The Borrower will not and will not permit any of its Consolidated Subsidiaries to enter into any Debt which contains any negative pledge on the assets of the Borrower or any of its Consolidated Subsidiaries or any covenants materially more restrictive than the provisions of Articles IX, X and XI hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.

                                   ARTICLE XII
                                   -----------

                              DEFAULT AND REMEDIES
                              --------------------

     SECTION 12.1. Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

     (a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

     (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue unremedied for three (3) Business Days.

     (c) Misrepresentation. Any representation or warranty made or deemed to be made by the Borrower or any of its Consolidated Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

     (d)  Default in Performance of Certain  Covenants.    The   Borrower  shall
default in the performance or observance of any covenant or agreement contained in Sections 8.4(e) or Articles X or XI of this Agreement.

     (e) Default in Performance of Other Covenants and Conditions. The Borrower or any of its Consolidated Subsidiaries shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 12.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

     (f)  Hedging Agreement.   Any  termination  payment  shall  be  due  by the
Borrower under any Hedging Agreement and such amount is not paid within Five (5) Business Days of the due date thereof.

     (g) Debt Cross-Default. The Borrower or any of its Consolidated Subsidiaries shall (i) default in the payment of any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $300,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $300,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

     (h) Change in Control. Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than Richard D. Kinder and William V. Morgan (directly or indirectly) shall obtain ownership or control in one or more series of transactions of more than fifty percent (50%) of the common stock or fifty percent (50%) of the voting power of the Borrower entitled to vote in the election of the board of directors of the Borrower (any such event, a "Change of Control").

     (i) Voluntary Bankruptcy Proceeding. The Borrower shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due,
(vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

     (j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower in any court of competent jurisdiction seeking
(i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

     (k) Failure of Agreements. Any provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding in all material respects on the Borrower or Subsidiary party thereto or any such Person shall so state in writing, or this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

     (l) Termination Event. The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $5,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $5,000,000.

     (m) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $5,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Consolidated Subsidiaries by any court and such judgment or order shall continue undischarged, unstayed or unbonded for a period of thirty (30) days.

     (o) Kinder Morgan G.P., etc. Kinder Morgan G.P. or any other Consolidated Subsidiary takes, suffers or permits to exist any of the events or conditions referred to in paragraphs (i), (j) or (m).

     (p) Kinder Morgan Energy, etc. Kinder Morgan Energy, the KMEP Operating Subsidiaries or any of their respective Subsidiaries takes, suffers or permits to exist any of the events or conditions referred to in paragraphs (i) or (j) hereof which would result in a Material Adverse Effect for Kinder Morgan Energy and its Subsidiaries taken as a whole.

     (q) Kinder Morgan Energy, etc. Debt Cross-Default.Kinder Morgan Energy or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any of its Debt, the aggregate amount of which equals or exceeds $5,000,000.

     SECTION 12.2. Remedies. Upon the occurrence and continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

     (a) Acceleration; Termination of Credit Facilities. Declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facilities; provided, that upon the occurrence of an Event of Default specified in Section 12.1(i) or (j), the Credit Facilities shall be automatically terminated and all Obligations shall automatically become due and payable.

     (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrower at such time to deposit in a cash collateral account opened by the Administrative Agent an amount in cash equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

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


     (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

     SECTION 12.3. Rights and Remedies Cumulative; Non-Waiver; etc.. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

                                  ARTICLE XIII
                                  ------------

                            THE ADMINISTRATIVE AGENT
                            ------------------------

     SECTION 13.1. Appointment. Each of the Lenders hereby irrevocably designates and appoints First Union as Administrative Agent of such Lender under this Agreement and the other Loan Documents and each such Lender irrevocably authorizes First Union as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent.

     SECTION 13.2. Delegation of Duties. The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

     SECTION 13.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such

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


Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

     SECTION 13.4. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 14.10 hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

     SECTION 13.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     SECTION 13.6. Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any

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


representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the
Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letter of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

     SECTION 13.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Extensions of Credit, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 13.7 shall survive the payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

     SECTION 13.8. The Administrative Agent in Its Individual Capacity. The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not an Administrative Agent hereunder. With respect to any Extensions of Credit made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

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


     SECTION 13.9. Resignation of the Administrative Agent; Successor Administrative Agent. Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty
(30) days after the Administrative Agent's giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor
Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 13.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

                                   ARTICLE XIV
                                   -----------

                                  MISCELLANEOUS
                                  -------------

     SECTION 14.1. Notices.

     (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

     (b)  Addresses for Notices.   Notices  to any party shall be sent to it  at
the following addresses, or any other address as to which all the other parties are notified in writing.

     If to the Borrower:           Kinder Morgan, Inc.
                                   1301 McKinney Street
                                   Suite 3450
                                   Houston, Texas  77010
                                   Attention:  Richard D. Kinder
                                   Telephone No.(713) 844-9500
                                   Telecopy No.:(713) 844-9570

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


     If to First Union as          First Union National Bank
        Administrative Agent:      One First Union Center, DC-4
                                   301 South College Street
                                   Charlotte, North Carolina 28288-0608
                                   Attention:  Syndication Agency Services
                                   Telephone No.: (704) 374-2698
                                   Telecopy No.: (704) 383-0288


     If to any Lender:             To the Address set forth on
                                           Schedule 1 hereto

     (c) Administrative Agent's Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Extensions of Credit will be disbursed.

     SECTION 14.2. Expenses; Indemnity. The Borrower will (a) pay all reasonable out-of-pocket expenses of the Administrative Agent in connection with: (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all reasonable out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Administrative Agent,
(ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Administrative Agent and (iii) the administration and enforcement of any rights and remedies of the Administrative Agent and Lenders under the Credit Facilities, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (b) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding, including without limitation, claims by a third Person with respect to the provision of the financing contemplated hereby (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any other Loan Document or the Loans, including without limitation reasonable attorney's and consultant's fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor or arises solely in connection with any claim or dispute among the Lenders regarding their respective rights, duties or performance hereunder so long as such claim or dispute does not involve any action or inaction on the part of the Borrower or any of its Subsidiaries.

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


     SECTION 14.3. Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with
Section 14.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 12.2 and although such Obligations shall be contingent or unmatured.

     SECTION 14.4. Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

     SECTION 14.5. Consent to Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in
Section 14.1. Nothing in this Section 14.5 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

     SECTION 14.6. Binding Arbitration; Waiver of Jury Trial.

     (a) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Notes or any other Loan Document ("Disputes"), between or among parties to the Notes or any other Loan Document shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

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


     All arbitration hearings shall be conducted in Charlotte, North Carolina. A hearing shall begin within ninety (90) days of the demand for arbitration and all hearings shall be concluded within one hundred twenty (120) days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of sixty (60) days. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive Federal or state substantive law except and provided herein.

     Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisions/or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and
(iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a dispute.

     Each party agrees that it shall not have a remedy of punitive exemplary damages against the other in any Dispute and hereby waives any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially. The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute.

     (b) Jury Trial. TO THE EXTENT PERMITTED BY LAW, THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     SECTION 14.7. Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

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


     SECTION 14.8. Injunctive Relief.

     (a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     (b) The Administrative Agent, Lender and Borrower (on behalf of itself and its Subsidiaries) hereby agrees that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

     (c) The parties agree that they shall not have a remedy of punitive or exemplary damages against any other party in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

     SECTION 14.9. Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Administrative Agent and Required Lenders to the contrary agreed to by the Borrower, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Required Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

     SECTION 14.10. Successors and Assigns; Participations.

     (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

     (b) Assignment by Lenders. Each Lender may, with the consent of the Administrative Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower, which consents shall not be unreasonably withheld, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Obligations at the time owing to it and the Notes held by it); provided that:

          (i) if less than all of the assigning Lender's Commitment is to be assigned, the Commitment so assigned shall not be less than (A) $10,000,000 if such assignment is made by First Union in connection with the initial syndication of the Commitments and (B) $5,000,000 in connection with any assignment by a Lender thereafter;

          (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit G attached hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment;

          (iii) such assignment shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and

          (iv) the assigning Lender shall pay to the Administrative Agent an assignment fee of $3,000 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

     (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

     (d) Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Obligations with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Administrative Agent

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


shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit G:

          (i)    accept such Assignment and Acceptance;

          (ii)   record the information contained therein in the Register;

          (iii)  give prompt notice thereof to the Lenders and the Borrower; and

          (iv) promptly deliver a copy of such Assignment and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower.

     (f) Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Notes held by it); provided that:

          (i) each such participation shall be in an amount not less than $5,000,000;

          (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

          (iii)  such  Lender shall remain  solely  responsible  to  the   other
parties hereto for the performance of such obligations;

          (iv) such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

          (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

          (vi) such Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or Reimbursement Obligation, extend the term or increase the amount of the Commitment, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release substantially all of the Collateral; and

          (vii)  any such disposition  shall not, without the consent of the

Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.

      (g) Disclosure of Information; Confidentiality. The Administrative Agent and the Lenders shall hold all non-public information with respect to the Borrower and its Subsidiaries obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information; provided, that the Administrative Agent may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications and provided further, that the Administrative Agent and the Lenders may disclose any such information to the extent such disclosure is required by law or requested by any regulatory authority. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 14.10, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrower or such Lender to preserve the confidentiality of any confidential information relating to the Borrower received from such Lender.

     (h) Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

     SECTION 14.11. Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

     (a) (i) increase the Revolving Credit Commitment of any Lender, (ii) reduce the rate of interest or fees payable on any Revolving Credit Loan or Reimbursement Obligation, (iii) extend the originally scheduled time or times of payment of the principal of any Revolving Credit Loan or Reimbursement Obligation or the time or times of payment of interest on any Revolving Credit Loan or Reimbursement Obligation or any fee or commission with respect thereto,
(iv) permit any subordination of the principal or interest on any Revolving Credit Loan or Reimbursement Obligation or (v) extend the time of the obligation of the Revolving Commitment Lenders to make or issue or participate in Letters of Credit, in any case, without the written consent of each Lender holding Revolving Credit Loans or a Revolving Credit Commitment,

     (b) (i) increase the Term Loan Commitment of any Lender, (ii) reduce the rate of interest or fees payable on any Term Loan, (iii) permit any subordination of the principal or interest on any Term Loan or (iv) extend the originally scheduled time or times of payment of the principal of any Term Loan or the time or times of payment of interest on any Term Loan or any fee or commission with respect thereto, in any case, without the written consent of each Lender holding a Term Loan, or

     (c) release any material portion of the Collateral or release the Security Agreement (other than as specifically permitted in this Agreement or the Security Agreement), amend the provisions of this Section 14.11 or, amend the definition of Required Lenders without the written consent of each Lender.

In addition, no amendment, waiver or consent to the provisions of (a) Article XIII shall be made without the written consent of the Administrative Agent and
(b) Article III without the written consent of the Issuing Lender.

     SECTION 14.12. Performance of Duties. The Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

     SECTION 14.13. All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facilities have not been terminated.

     SECTION 14.14. Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

     SECTION 14.15. Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

     SECTION 14.16. Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 14.17. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

     SECTION 14.18. Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

[CORPORATE SEAL]              KINDER MORGAN, INC.

                              By: /s/William V. Morgan
                                  ----------------------------------
                                  Name:  William V. Morgan
                                  Title: President



                              FIRST UNION NATIONAL BANK,
                              as Administrative Agent and Lender

                              By: /s/Ted Gardner
                                  ----------------------------------
                                  Name:  Ted Gardner
                                  Title: Senior Vice President

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                                   SCHEDULE 1

                             LENDERS AND COMMITMENTS
                             -----------------------


                         COMMITMENT
                     AND COMMITMENT
LENDER                   PERCENTAGE               ADDRESS
------                   ----------               -------

First Union              $100,000,000             One First Union Center, DC-4
  National Bank           100%                    301 South College Street
                                                  Charlotte, NC 28288-0735
                                                  Attention:  Ms. Nicole Ray
                                                  Telephone No.: 374-4909
                                                  Telecopy No.: 374-3300